Exhibit 99.1
For Immediate Release
Contact:
Michael Watts
Senior director, investor relations and
corporate communications
858-410-8673
Gen-Probe Does Not Intend to Increase Offer to Acquire Innogenetics
SAN DIEGO, CA, July 9, 2008 – Gen-Probe Incorporated (NASDAQ: GPRO) announced today that the Company does not intend to increase the value of its conditional tender offer to acquire 100% of the outstanding shares, warrants and convertible bonds of Innogenetics (EBR: INNX), a Belgian molecular diagnostics company.
“We believe the disciplined analytical process we used to value Innogenetics resulted in a full and fair offer, and a higher bid therefore does not make financial sense for us,” said Hank Nordhoff, Gen-Probe’s chairman and chief executive officer. “Our existing clinical diagnostics and blood screening businesses remain healthy year-to-date, and we continue to focus on growing them in the United States and internationally.”
Gen-Probe is making this statement in response to a higher bid made today by Solvay Pharmaceuticals S.A.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has approximately 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release relating to the tender offer and our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning whether Gen-Probe will increase its bid for Innogenetics are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risks that unforeseen circumstances or new developments will cause Gen-Probe to increase its tender offer price for Innogenetics and (ii) the risk that Solvay will not complete its acquisition of Innogenetics and that Gen-Probe will therefore make another bid for the company. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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